UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2014 (May 13, 2014)

REGENERON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

000-19034	13-3444607
(Commission File Number)	(I.R.S. Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York	10591-6707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 847-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 13, May 14, May 15, and May 16, 2014, Regeneron Pharmaceuticals, Inc. (“Regeneron” or the “Company”) entered into amendments (collectively, the “Amendments”) to the Master Terms and Conditions for Warrants, each dated as of October 18, 2011, and each as supplemented by a confirmation dated October 18, 2011 (collectively, the “Original Warrant Agreements” and, as amended by the Amendments, the “Warrant Agreements”), with Citibank, N.A., Credit Suisse Capital LLC (as assignee of Credit Suisse International), Goldman, Sachs & Co., and Morgan Stanley & Co. International plc, respectively (collectively, the “Warrant Holders”). The Original Warrant Agreements governed the warrants issued by the Company in 2011 in connection with the issuance of its 1.875% convertible senior notes and the related hedging transactions, and were filed respectively as Exhibits 10.2, 10.4, 10.6, and 10.8 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 24, 2011.

Pursuant to the Amendments, the number of warrants held by each of the Warrant Holders has been reduced by 15.3%, resulting in 1,008,331 warrants being held by each of the Warrant Holders in accordance with the Warrant Agreements. After giving effect to the Amendments, up to a total of 4,033,324 shares of Regeneron common stock, par value $0.001 per share (“Common Stock”) (subject to adjustment from time to time as provided in the Warrant Agreements), are issuable upon conversion of the warrants pursuant to the Warrant Agreements. Before giving effect to the Amendments, the maximum total number of shares of Common Stock issuable upon exercise of the warrants was 4,760,840 (subject to adjustment from time to time as provided in the Original Warrant Agreements). The aggregate amount paid or payable by the Company to the Warrant Holders in consideration of entering into the Amendments is $143.0 million.

The Amendments contain customary representations and warranties of the Company and the Warrant Holders, respectively.

The foregoing description of the Amendments is qualified in its entirety by reference to the full text of the Amendments, copies of which will be filed with the SEC as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REGENERON PHARMACEUTICALS, INC.

/s/ Joseph J. LaRosa
Joseph J. LaRosa
Senior Vice President, General Counsel and Secretary

Date: May 19, 2014